Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Stock Plan, as amended, 2026 Equity Incentive Plan, and 2026 Employee Stock Purchase Plan of Electra Therapeutics, Inc. of our report dated June 26, 2026 (except for the seventh paragraph of Note 1, as to which the date is September 14, 2026), with respect to the financial statements of Electra Therapeutics, Inc. included in Amendment No.1 to the Registration Statement (Form S-1 No. 333-298617) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

September 21, 2026